EXHIBIT 99.1

NEWS RELEASE

Contact:	Peter Monson
Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com

PSYCHEMEDICS CORPORATION ANNOUNCES RECORD
1st QUARTER REVENUE AND NET INCOME
DECLARES QUARTERLY DIVIDEND

Acton, Massachusetts, April 27, 2005 — Psychemedics Corporation (AMEX: PMD) today announced first quarter results for the period ending March 31, 2005. The Company also announced a quarterly dividend of $.08 per share, which will be paid on June 24, 2005 to shareholders of record on June 10, 2005.

The Company’s first quarter revenue was $5,337,750, up 28% compared to $4,155,872 in the first quarter of 2004. Net income was $948,140 or $0.18 per share, up 109% from $452,988 or $0.09 per share for the same period in 2004.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to be able to report record results for the first quarter of 2005. Our revenue and net income for the first quarter of 2005 represent another significant milestone for our Company — it was the highest revenue and net income for any first quarter in the history of Psychemedics Corporation. Our revenue growth of 28% came from both new and existing customers, and with our continued adherence to rigid cost controls, resulted in strong operating margins and an increase in net income of 109%. Significantly, we achieved these superior results in a job market that continues to be challenging.”

Kubacki added, “Our strong revenue increase of over 28% was aided by the addition of a new client that undertook a major start-up hiring effort at its new facility that resulted in over 11,000 tests during the first quarter. However, it should be noted that our revenue for the first quarter still would have increased by a healthy 20% if we had not added this new client. We will also be doing all the ongoing testing for this client after this initial start-up phase is completed.”

Kubacki continued, “We continue to add new accounts at a brisk pace and to demonstrate our ability to produce strong profit margins. With our patented and FDA-cleared hair test and our large and diverse customer base, we feel we are well-positioned for substantial growth in the future. The Company’s balance sheet remains strong with over $4.1 million of cash and short-term investments, no long-term debt and approximately $6.1 million of working capital. We are pleased to declare our 35th consecutive quarterly dividend, demonstrating the Directors’ commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow.”

Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. Psychemedics is the only company that has received FDA clearance for a five-drug panel test of hair samples for drugs of abuse.

Financial Highlights:

•	Revenue for the first quarter increased 28% over the prior year quarter to $5,337,750

•	Net Income for the first quarter of $948,140, or $0.18 per diluted share, up 109% from the prior year quarter

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	THREE MONTHS
	ENDED MARCH 31,
	2005	2004
REVENUE	$5,337,750	$4,155,872
DIRECT COSTS	2,164,830	2,004,706

Gross profit	3,172,920	2,151,166

EXPENSES:
General and administrative	872,638	743,801
Marketing and selling	729,081	606,529
Research and development	71,947	77,019

	1,673,666	1,427,349

OPERATING INCOME	1,499,254	723,817
INTEREST INCOME	12,636	7,921
OTHER INCOME	1,250	3,750

	13,886	11,671

NET INCOME BEFORE INCOME TAXES	1,513,140	735,488
PROVISION FOR INCOME TAXES	565,000	282,500

NET INCOME	$948,140	$452,988

BASIC NET INCOME PER SHARE	$0.18	$0.09

DILUTED NET INCOME PER SHARE	$0.18	$0.09

DIVIDENDS DECLARED PER SHARE	$0.08	$0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	5,128,508	5,126,907

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, ASSUMING DILUTION	5,141,527	5,133,050

PSYCHEMEDICS CORPORATION
BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,068,783	$3,260,178
Short-term investments	2,000,000	—
Accounts receivable, net	3,527,303	3,289,863
Prepaid expenses and other assets	568,427	246,372
Deferred tax asset	529,752	529,752

Total current assets	8,694,265	7,326,165
PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,000,889	9,960,831
Less — accumulated depreciation and amortization	(9,203,041)	(9,099,472)

	797,848	861,359
DEFERRED TAX ASSET	166,583	166,583
OTHER ASSETS, NET	60,462	79,529

	$9,719,158	$8,433,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$550,101	$554,214
Accrued expenses	1,562,890	1,157,740
Deferred revenue	502,543	487,633

Total current liabilities	2,615,534	2,199,587
SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,738,202 shares in 2005 and 5,710,704 shares in 2004 issued	28,691	28,554
Paid-in capital	25,309,490	24,978,039
Accumulated deficit	(9,111,866)	(9,649,853)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	7,103,624	6,234,049

	$9,719,158	$8,433,636